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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Hydril Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

HYDRIL COMPANY
3300 North Sam Houston Parkway East
Houston, Texas 77032-3411
March 21, 2006
Dear Stockholder:
      On behalf of your board of directors and management, you are cordially invited to attend the annual meeting of stockholders to be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, on May 16, 2006 at 9:00 a.m.
      It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope or, if you are a holder of common stock, submit your proxy using the Internet or telephone procedures provided on the proxy card prior to the annual meeting. The proxy is revocable and will not be used if you are present at the meeting and prefer to vote your shares in person.
      You will find information regarding the matters to be voted on at the meeting in the following pages. Our 2005 Annual Report to Stockholders is also enclosed with these materials.
      We appreciate your interest in Hydril, and we look forward to seeing you on May 16, 2006.

Sincerely,

Christopher T. Seaver
President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held May 16, 2006
To the Stockholders of Hydril Company:
      The annual meeting of stockholders of Hydril Company will be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on May 16, 2006 at 9:00 a.m. The purpose of the meeting is to vote on the following proposals, described in the accompanying proxy statement, and any other business that may properly be presented at the meeting or any reconvened meeting after any adjournment of the meeting:

1)	Election of three directors to serve for a three-year term; and

2)	Ratification of the appointment of Deloitte & Touche LLP as Hydril’s independent registered public accounting firm for 2006.
      Only stockholders of record at the close of business on March 17, 2006 may vote.
      You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please vote by signing, dating and returning the accompanying proxy as soon as possible.

By Order of the Board of Directors

Chris D. North
Secretary
March 21, 2006
3300 North Sam Houston Parkway East
Houston, Texas 77032-3411

HYDRIL COMPANY
3300 North Sam Houston Parkway East
Houston, Texas 77032-3411

PROXY STATEMENT

INTRODUCTION
      The Board of Directors of Hydril Company is soliciting proxies to be used at the 2006 annual meeting of stockholders. We expect to mail this proxy statement and the accompanying proxy to stockholders beginning on or about April 3, 2006. The mailing address of Hydril’s principal executive offices is 3300 North Sam Houston Parkway East, Houston, Texas 77032-3411. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at Hydril’s executive offices for inspection by stockholders during ordinary business hours for proper purposes.
VOTING PROCEDURES
Who May Vote
      Holders of record of common stock and class B common stock at the close of business on March 17, 2006, the record date, will be entitled to vote their shares at the annual meeting. As of the record date, Hydril Company had 20,474,241 shares of common stock and 3,252,115 shares of class B common stock outstanding for total shares outstanding of 23,726,356. Each share of common stock is entitled to one vote. Each share of class B common stock is entitled to ten votes. The holders of common stock and class B common stock will vote together as a single class on all matters to be considered at the annual meeting, and their votes will be counted and totaled together.
How to Vote
      If you are a stockholder of record, you may vote:

1.	By attending the meeting;

2.	By signing, dating and returning your proxy in the envelope provided; or

3.	If you are a holder of common stock, by submitting your vote using the Internet or telephone procedures provided on the proxy card (those procedures are not available for class B shares).
      If you own your shares through a bank or broker, you should follow the separate instructions they provide you. Although most banks and brokers now provide telephone and Internet voting, availability and specific processes will depend on their voting arrangements. If your shares are held in the name of your bank, broker, or other nominee and you wish to vote at the meeting, you will need to bring a letter from the nominee indicating that you were the beneficial owner of the shares on March 17, 2006, the record date for voting, and are authorized to vote the shares.
      If you return your signed proxy prior to the annual meeting, your shares will be voted as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from each of the other proposals. If you return your signed proxy card and do not specify how you want to vote your shares, your shares will be voted for each of the proposals set forth in this proxy statement. If any other items of business properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.
Proxies Can Be Revoked
      You can revoke your proxy at any time before its exercise in any of the following ways:

1. By submitting written notice of revocation to the Secretary of Hydril;

2. By submitting another proxy that is properly signed and later dated; or

3. By voting in person at the annual meeting.

Required Votes
      The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the annual meeting. Abstentions are counted as present and entitled to vote for purposes of determining whether the quorum requirement is satisfied.
      The directors will be elected by a plurality of the votes cast in person or by proxy. This means that the director nominees with the most votes are elected. Only votes “for” or “withheld” affect the outcome. Abstentions are not applicable for purposes of the election of directors.
      Ratification of the appointment of the independent registered public accounting firm for 2006 will require the affirmative vote of holders of a majority of the votes cast in person or by proxy on the matter. Although abstentions are counted as present in determining whether the quorum requirement is satisfied, abstentions will not affect the outcome of the voting for this matter, because they are not votes cast “for” or “against” the proposal.
      If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of the independent auditors even if the broker does not receive voting instructions from you. Accordingly, broker non-votes will have no effect on the quorum requirement or vote on those matters.
      Should any other business come before the meeting, the approval of the holders of a majority of the votes present or represented by proxy at the meeting (as counted for purposes of determining a quorum at the meeting) is required.
Expenses of Solicitation
      The cost of soliciting proxies will be paid by Hydril. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of Hydril without additional compensation, by personal interview, telephone, telegram or other means of electronic communication. Hydril will also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such entities, and Hydril will, upon the request of such record holders, reimburse reasonable forwarding expenses.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the number of shares of common stock and class B common stock beneficially owned by:

•	each person or entity known to Hydril to be a beneficial owner of 5% or more of either class of Hydril’s voting securities or having beneficial ownership of voting stock holding 5% or more of the voting power;

•	each of Hydril’s directors or nominees for director;

•	Hydril’s chief executive officer and each of its other named executive officers; and

•	all of Hydril’s executive officers and directors as a group.
      Also set forth below is the percentage such shares represent of the 23,701,356 total shares of common stock and class B common stock outstanding on February 28, 2006, and the percentage such shares represent of the combined voting power, based on each holder of class B common stock being entitled to ten votes per share and each holder of common stock being entitled to one vote per share. On February 28, 2006, there were 20,421,436 shares of common stock and 3,279,920 shares of class B common stock outstanding. The class B common stock converts into common stock on a one for one basis at the option of the holder. Information regarding the shares beneficially owned is as of February 28, 2006, except with respect to 5% stockholders, which is generally based on filings made with the Securities and Exchange Commission regarding ownership as of December 31, 2005. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares of common stock that the holder may acquire within 60 days upon exercise of options. As described in the footnotes, voting and/or investment power with respect to shares held by various trusts is shared by some of the named stockholders, and thus those shares are shown as beneficially owned by more than one person. The footnotes to the table expressly indicate how many of the shares set forth in the table are shares of common stock, shares of class B common stock and shares of common stock issuable upon exercise of options.

		Percentages

	Combined Shares	Combined	Combined
	(Common and	Outstanding	Voting
	class B)	Shares	Power

Directors and Executive Officers:(1)
E. Charles Chauviere III	10,878	*	*
Jerry S. Cox	2,000	*	*
Roger Goodan	5,940	*	*
Gordon T. Hall	—	*	*
Charles E. Jones(2)	30,222	*	*
Kenneth S. McCormick	500	*	*
Chris D. North	12,845	*	*
Neil G. Russell	12,050	*	*
Christopher T. Seaver	155,020	*	2.17%
Patrick T. Seaver	24,895	*	*
Richard C. Seaver(3)	2,378,924	10.04%	44.28%
T. Don Stacy	5,480	*	*
Lew O. Ward	12,846	*	*
All directors and executive officers as a group (13 persons)	2,651,600	11.14%	46.94%
Other 5% Stockholders:
Myron E. Harpole(4)	1,704,589	7.19%	31.29%
Blanche Ebert Seaver Endowment for Frank R. Seaver College and Northern Trust Bank of California, N.A.(5)	1,321,424	5.58%	24.41%
The Seaver Institute and the Trust under Paragraph VIII of the Will of Frank R. Seaver, Deceased(6)	382,816	1.62%	7.19%
T. Rowe Price Associates, Inc.(7)	1,630,380	6.88%	3.06%
Neuberger Berman Inc.(8)	1,584,610	6.69%	2.98%
Capital Research and Management Company(9)	1,067,500	4.50%	2.01%

*	Less than 1%

(1)	The amounts shown for directors and executive officers as of February 28, 2006 include, in some cases, shares held by trusts of which the applicable director is a trustee and shares held by members of the immediate family of the applicable director or officer. Except in the case of Messrs. Richard, Patrick and Christopher Seaver, all shares shown in the table above are shares of common stock or shares of common stock issuable upon exercise of options. For information regarding Richard Seaver’s holdings, see footnote 3. For Messrs. Christopher and Patrick Seaver, 111,100 and 21,915 shares, respectively, of the shares shown in the table above are class B common stock; the remainder are common stock or options to purchase common stock. The amounts of shares shown in the table above representing shares of common stock that may be acquired upon exercise of options is as follows within 60 days of February 28, 2006: Charles Chauviere: 6,976; Roger Goodan: 2,980; Charles Jones: 20,860; Chris North: 11,020; Neil Russell: 6,000; Christopher Seaver: 43,920; Patrick Seaver: 2,980; Don Stacy: 2,980; and Lew Ward: 12,846. The amounts shown in the table above do not include 4,500 deferred share units held by each of the non-employee directors, which settle in cash upon vesting.

(2)	The amount of common stock held by Charles Jones includes 8,654 shares of restricted common stock awarded on June 1, 2003. Charles Jones has voting power over these shares, but they remain subject to forfeiture until the restricted stock award vests. The award will vest with respect to 60% of the aggregate number of shares on June 1, 2006 and with respect to 20% of the aggregate number of shares on each of June 1, 2007 and June 1, 2008.

(3)	Richard Seaver is Chairman of the Board of Hydril. He reports that he may be deemed the beneficial owner of 2,353,924 shares of class B common stock and 25,000 shares of common stock. Of these shares, Richard Seaver reports sole voting and dispositive power over 90,000 shares of class B common stock, which are held directly by him. Richard Seaver reports shared voting and dispositive power over 2,288,924 shares: 967,500 shares of class B common stock held by him as sole trustee of the Richard Seaver Living Trust and 1,296,424 shares of class B common stock and 25,000 shares of common stock held by him as one of three trustees of the Blanche Ebert Seaver Endowment for Frank R. Seaver College (the “Endowment”) (see footnote 5). Richard Seaver disclaims beneficial ownership of the 1,296,424 shares of class B common stock and 25,000 shares of common stock held by the Endowment. Richard Seaver is the father of Christopher Seaver, President and Chief Executive Officer of Hydril, and Patrick Seaver, Vice Chairman of the Board of Hydril. Richard Seaver’s business address is 3300 N. Sam Houston Parkway East, Houston, Texas 77032.

(4)	Myron Harpole reports that he may be deemed the beneficial owner of 1,661,089 shares of class B common stock and 43,500 shares of common stock. Of these shares, he reports sole voting and dispositive power over 18,500 shares of common stock. Myron Harpole shares voting and dispositive power over 1,661,089 shares of class B common stock and 25,000 shares of common stock as follows: 1,296,424 shares of class B common stock and 25,000 shares of common stock held by him as one of three trustees of the Endowment (see footnote 5) and 364,665 shares of class B common stock held by him as the sole trustee of four charitable trusts of which he is not a beneficiary. Myron Harpole disclaims beneficial ownership of the 1,296,424 shares of class B common stock and 25,000 shares of common stock held by the Endowment and the 364,665 shares of class B common stock held by the four charitable trusts. Myron Harpole is one of 12 directors of The Seaver Institute (see footnote 6). Myron Harpole’s business address is 140 South Lake Avenue, Suite 274, Pasadena, California 91101.

(5)	The Endowment reports that it may be deemed the beneficial owner of 1,296,424 shares of class B common stock and 25,000 shares of common stock over which it holds shared voting and dispositive power. The sole beneficiary of the Endowment is the Frank R. Seaver College of Pepperdine University. Richard Seaver and Myron Harpole are two of the three trustees of the Endowment (see footnotes 3 and 4). Northern Trust Bank of California N.A. reports that it may be deemed the beneficial owner of 1,296,424 shares of class B common stock and 25,000 shares of common stock. It has shared voting and dispositive power over these shares as one of three trustees of the Endowment. Northern Trust disclaims beneficial ownership of all of these shares. The business address for the Endowment (care of Northern Trust) and Northern Trust is 355 South Grand Avenue, Suite 2600, Los Angeles, California 90071.

(6)	The Seaver Institute is a non-profit corporation for scientific, educational, charitable and religious purposes. The Seaver Institute and the Trust created under Paragraph VIII of the Will of Frank R. Seaver, Deceased (the “Paragraph VIII Trust”) report that they have shared voting and dispositive power over 382,816 shares of class B common stock held by The Seaver Institute as sole trustee under the Paragraph VIII Trust, the beneficiaries of which are various educational and religious institutions. The Board of Directors of The Seaver Institute is currently comprised of 15 individuals, including Richard Seaver, Patrick Seaver and Christopher Seaver, each of whom is a director of Hydril, and Martha Seaver, Victoria Seaver Dean, and R. Carlton Seaver, each of whom is the child of Richard Seaver and sibling of Christopher Seaver and Patrick Seaver. Victoria Seaver Dean is also the president of The Seaver Institute. The business address for each of The Seaver Institute and the Paragraph VIII Trust is 11611 San Vicente Blvd., Suite 545, Los Angeles, California 90049.

(7)	T. Rowe Price Associates, Inc. reports that it has sole voting power over 232,200 shares of common stock and sole dispositive power over 1,630,380 shares of common stock. T. Rowe Price Associates, Inc. disclaims beneficial ownership of the shares. The business address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)	Neuberger Berman Inc. reports that its wholly-owned subsidiary, Neuberger Berman, LLC, has sole voting power over 34,668 shares of common stock and shares voting power over 1,179,442 shares of common stock and dispositive power over 1,584,610 shares of common stock with another wholly-owned subsidiary, Neuberger Berman Management Inc. The business address for Neuberger Berman Inc. is 605 Third Avenue, New York, New York 10158.

(9)	Capital Research and Management Company (“Capital”) reports that it has sole voting and dispositive power over 1,067,500 shares of common stock which is 5.4% of our common stock (excluding class B common stock) outstanding at October 31, 2005. In the same filing with the Securities and Exchange Commission, SMALLCAP World Fund, Inc., which is advised by Capital, reports that it is the beneficial owner of 967,500 shares of common stock. The business address of Capital is 333 South Hope Street, Los Angeles, California 90071.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Hydril’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of Hydril’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Hydril common stock. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulation to furnish Hydril with copies of all forms they file under Section 16(a).
      To Hydril’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations that such reports accurately reflect all reportable transactions and holdings, during the year ended December 31, 2005, all Section 16(a) reports applicable to its officers, directors and greater than 10% beneficial owners were filed on a timely basis.
ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
      Hydril’s current restated certificate of incorporation provides that the Board of Directors will consist of not less than five nor more than twelve directors. The current number of directors is nine. The Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with terms expiring in 2007, 2008 and 2006, respectively. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting to serve full three-year terms, or until their successors are elected and qualified. Currently, each class has three directors. Unless you withhold authority to vote for directors in the proxy, your shares will be voted for the election of the three nominees listed below. The directors will be elected by a plurality of the votes cast in person or by proxy. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons the Board of Directors recommends.
      The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.
      The terms of office for the three directors in Class III expire at this annual meeting. The nominating committee have recommended to the Board for selection the three nominees listed below for election as Class III directors. If elected, each director will serve until the annual meeting of stockholders in 2009 or until he is succeeded by another qualified director who has been elected. The terms of office of all other directors expire at the annual meeting in 2007 or 2008, as the case may be. During 2005, the Board of Directors met six times; the Nominating Committee met one time; the Compensation & Corporate Governance Committee met four times; and the Audit Committee met ten times. All directors attended at least 75% of the meetings of the Board of Directors and the committees thereof of which they are members. The following biographical information regarding the nominees for director and each director continuing in office is as of March 21, 2006.
Nominees for Class III Directors for a Three-Year Term to Expire in 2009

Jerry S. Cox, age 55, became a director of Hydril in January 1999. Currently, Mr. Cox is Chairman and President of Cox & Perkins Exploration, Inc., an independent exploration and production company, positions he has held since founding Cox & Perkins in 1976. Mr. Cox received his Masters of Theology degree from Houston Baptist University in 2004.

Roger Goodan, age 60, became a director of Hydril in March 2002. With the consent of the Compensation & Corporate Governance Committee, Mr. Goodan provides consulting services to the energy industry. Mr. Goodan served in various executive positions at Schlumberger Limited, including Vice President of Schlumberger Oilfield Services from 1973 until his retirement in 2001.

Patrick T. Seaver, age 55, became a director of Hydril in 1979 and in 2002 became Vice Chairman of the Board of Directors. Since 1985, he has been a partner with the law firm of Latham & Watkins LLP.

Information on Directors Continuing in Office

Class I Directors with Terms Expiring 2007

Kenneth S. McCormick, age 55, became a director of Hydril in November 2000. Since 2001, Mr. McCormick has been a managing member of the Mill Creek Development Company LLC, a real estate and development company. Mr. McCormick has also been engaged as an independent investor and advisor since September 1999. From March 1999 to September 1999, he served as Senior Executive Vice President of Metro-Goldwyn-Mayer Inc., and was responsible for strategic development. Mr. McCormick was a managing director of J.P. Morgan & Co. from 1993 to March 1999, and President of Kleinwort Benson Cross Financing, Inc. from 1984 to 1991. Mr. McCormick is also a director of Athilon Capital Corp. in New York, a privately held financial services company.

Christopher T. Seaver, age 57, is Hydril’s President, Chief Executive Officer and a director. He has served as President since June 1993, and as Chief Executive Officer and as a director since February 1997. He is a director and the secretary of the Petroleum Equipment Suppliers Association, a director and Vice-Chairman of the National Ocean Industries Association, and a director of the American Petroleum Institute.

Lew O. Ward, age 76, became a director of Hydril in March 1997. Since 1981, he has served as Chairman of the Board of Ward Petroleum Corporation, an independent exploration and production company founded by Mr. Ward. From 1981 to 2001, he also served as Chief Executive Officer of Ward Petroleum. Mr. Ward has 45 years of service with Ward Petroleum and its predecessors. He is past Chairman of the Independent Petroleum Association of America and a recipient of its “Roughneck of the Year” award.

Class II Directors with Terms Expiring 2008

Gordon T. Hall, age 46, became a director of Hydril in March 2002. Mr. Hall served in various positions at Credit Suisse First Boston, an investment banking firm, including Managing Director, Senior Oil Field Services Analyst, co-head of the global energy group and Houston equity branch manager from 1987 until his retirement in February 2002. Currently, he is also Chairman of the Board of Hanover Compressor Company.

Richard C. Seaver, age 83, is Hydril’s Chairman of the Board, a position he has held since 1992. Mr. Seaver has served as a director since 1964, as President from 1964 to 1986, as Chairman of the Board of Directors’ Executive Committee from 1964 to 1992, and as Secretary and General Counsel from 1957 to 1964.

T. Don Stacy, age 72, became a director of Hydril in May 2000. Mr. Stacy served as President and Chairman of the Board of Amoco Eurasia Petroleum Co., an oil and gas exploration and production company, from February 1994 until his retirement in August 1997. Mr. Stacy served as Chairman of Crestar Energy Ltd. from 1992 until 1996.

CORPORATE GOVERNANCE
Corporate Governance Policy
      The Board of Directors has adopted a Corporate Governance Policy to assist the board in the exercise of its responsibilities under applicable law and the rules of the NASDAQ Stock Market. The Policy provides a framework for governance of Hydril and the Board, covering such matters as director independence, director qualifications, director orientation and continuing education, director responsibilities, accountability of committees of the Board and other corporate governance practices and principles. The Corporate Governance

Policy is available on Hydril’s website at www.hydril.com. The content of Hydril’s website is for informational purposes only and is not incorporated by reference into this proxy statement.
Director Independence
      The Board has determined that, except as follows, all of the members of the Board are “independent directors” within the meaning of Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market. Christopher Seaver is not considered independent because he is an officer of the Company. Richard Seaver and Patrick Seaver are not considered independent because they are the father and brother, respectively, of Christopher Seaver.
Code of Business Conduct and Ethics
      The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all employees, including officers, and a Code of Business Conduct and Ethics for Directors, to promote honest and ethical conduct and compliance with applicable laws, rules, regulations and standards. The Codes are a reaffirmation that Hydril expects all directors and employees to uphold Hydril’s standards of honesty, integrity, ethical behavior and compliance with the law and to avoid actual or apparent conflicts of interest. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the Codes. Hydril prohibits any form of retaliation against any director or employee for reporting, in good faith, suspected violations of the Codes. The Codes are available on Hydril’s website at www.hydril.com.
Shareholder Communication with the Board of Directors
      Shareholders may communicate with the Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the shareholder, to one or more specific directors, in care of the Secretary of the Company to: Corporate Secretary, Hydril Company, 3300 North Sam Houston Parkway East, Houston, Texas 77032-3411. Shareholders also have the opportunity to communicate with Board members at the annual meeting. Eight of the nine Board members were present at the 2005 annual meeting of shareholders.
      The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Shareholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Internal Audit Manager, Hydril Company, 3300 North Sam Houston Parkway East, Houston, Texas 77032-3411.
Executive Sessions of Independent Directors
      In 2005, the independent directors met without the Chief Executive Officer and non-independent directors present after five of the six Board meetings.
Committees of the Board of Directors
      Hydril’s Board of Directors has a Nominating Committee, an Audit Committee and a Compensation & Corporate Governance Committee.
Nominating Committee
      The Nominating Committee consists of Messrs. Cox, Goodan, Hall, McCormick, Stacy and Ward, each of whom has been determined to be independent pursuant to Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market. At each of its meetings, the committee elects a presiding chair for that meeting. The charter of the Nominating Committee is available on Hydril’s website at www.hydril.com. The Nominating Committee:

•	searches for, identifies, evaluates the qualifications of and recommends to the Board the slate of qualified director nominees to be elected by the stockholders in connection with each annual meeting, and any directors to be elected by the Board to fill vacancies or newly created directorships between annual meetings, and considers and evaluates nominees proposed by stockholders;

•	in assessing the qualifications of prospective nominees to the Board, considers each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and its stockholders; and

•	gives consideration to the qualifications that the Committee believes must be met by prospective nominees to the Board, qualities or skills that the Committee believes are necessary for one or more of the Company’s directors to possess and standards for the overall structure and composition of the Board.

      The preliminary determination of the need to add a new member to the Board or to fill a vacancy may be made by the Chairman of the Board, the Chief Executive Officer or another member of the Board. Once any of these individuals has made such a preliminary determination, the Nominating Committee then further evaluates the need for a new member and, if they concur that a new member is needed, they evaluate the specific needs of the Board as it is then constituted and identify qualities that the candidate should possess. The Nominating Committee then initiates a search for candidates, keeping the Board informed of progress during the search process.
      The Nominating Committee solicits ideas for potential Board candidates from a number of sources including members of the Board of Directors, executive officers of the Company, individuals personally known to the members of the Board of Directors, and research. In addition, the Nominating Committee’s policy is that it will consider candidates for the Board recommended by shareholders. Any such recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Corporate Secretary of Hydril at Hydril Company, 3300 North Sam Houston Parkway East, Houston, Texas 77032-3411. The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.
      In addition, the Bylaws of the Company permit shareholders to nominate persons for election to the Board at an annual shareholders meeting, without regard to whether the shareholder has submitted a recommendation to the Nominating Committee as to such nominee. To nominate a director using this process, the shareholder must follow the procedures described under “Additional Information.”
      Once the Nominating Committee has identified a prospective nominee or nominee(s), the Nominating Committee will evaluate the candidate and determine, in each case, whether there is sufficient interest in the candidate to interview the candidate. If an interview is determined to be warranted, the Nominating Committee will recommend that the Chairman of the Board, the Chief Executive Officer and at least one member of the Nominating Committee, and one or more other members of the Board, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating Committee will consider whether to recommend one or more candidates to the full Board of Directors as persons who should be nominated to the Board of Directors and if so, to make such recommendation. The Board of Directors selects the appointees or nominees after considering the recommendation of the Nominating Committee.
Audit Committee
      The Audit Committee consists of Messrs. McCormick (Chairman), Cox and Hall, each of whom has been determined to be independent pursuant to Marketplace Rules 4200(a)(15) and 4350(d)(2)(A) of the NASDAQ Stock Market. The charter of the Audit Committee is available on Hydril’s website at www.hydril.com. The Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the independent auditors;

•	pre-approves all auditing and permitted non-audit services provided by the independent auditors;

•	reviews the independence of the independent auditors;

•	reviews Hydril’s annual audited financial statements prior to publication, discusses the results of the audit with management and the independent auditors and recommends to the Board whether those statements should be included in the Company’s Annual Report on Form 10-K;

•	discusses with management and the independent auditors the design, quality and adequacy of Hydril’s internal controls over financial reporting;

•	reviews the planned scope of the internal audit, significant reports to management prepared by the internal auditing department and the appointment or dismissal of the internal audit manager;

•	prepares a report to shareholders to be included in the annual proxy statement;

•	reviews and approves any related party transactions for potential conflicts of interest (as defined by the Marketplace Rules); and

•	establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
      The Board has determined that several members of the Audit Committee are “audit committee financial experts”, as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission, including the chairman of the Audit Committee, Kenneth S. McCormick, whose relevant experience is described in his biography earlier in this proxy statement.
Compensation & Corporate Governance Committee
      The Compensation & Corporate Governance Committee consists of Messrs. Stacy (Chairman), Goodan and Ward. The charter of the Compensation & Corporate Governance Committee is available on Hydril’s website www.hydril.com. The Compensation & Corporate Governance Committee:

•	reviews and determines the compensation and benefits of Hydril’s executive officers;

•	reviews and approves compensation for non-employee members of the Board;

•	administers Hydril’s incentive compensation programs, including those providing for awards of stock, stock option or other equity based compensation;

•	reviews management succession planning and development;

•	prepares a report to shareholders on Hydril’s executive compensation to be included in the annual proxy statement; and

•	oversees the establishment and fulfillment of corporate governance standards, including determination of the independence of nonemployee directors, and the assessment of Board and Committee performance and determination of the appropriateness of Board member training and education.
Stock Ownership Guidelines
      The Board of Directors has adopted share ownership guidelines for non-employee directors and executive officers. Each non-employee director is expected to own shares of stock with a market value of at least three times his annual retainer. Each executive officer is expected to own a number of shares of stock which the Board determines is appropriate to further align and unify such officer’s interest with those of the shareholders. All executive officers comply or, as required by the ownership guidelines, will comply within 24 months of assumption of the executive office. All shares beneficially owned, including restricted stock shares, as well as deferred share units, are counted towards fulfillment of the stock ownership guidelines. Unexercised stock options and unvested restricted stock units do not count towards fulfillment of the stock ownership guidelines.

Evaluation of Board Performance
      Periodically, the Board and each standing committee conduct evaluations of their performance. The Board reviews these assessments and makes recommendations, if any, with a view to improving the effectiveness of the Board. The Compensation & Corporate Governance Committee is charged with the responsibility of assuring that these evaluations are conducted as appropriate. The most recent evaluations were conducted in February 2005.
Director Orientation and Continuing Education
      New directors are provided with an orientation to familiarize them with Hydril’s business and operations, as well as their responsibilities and duties as directors. Directors receive continuing education through periodic briefings and presentations from management regarding Hydril’s business strategy and industry conditions. Directors are encouraged to attend appropriate third-party programs relating to the industry and board governance. Messrs. Goodan, Hall and Ward have attended the Directors’ Corporate Governance Program at Stanford University. Don Stacy has attended the Directors’ Seminar at Rice University, and Patrick Seaver has attended the NACD/ University of Southern California seminar on The Changing Dynamics of the Corporate Board Room. In 2005, all non-employee directors attended an overview of U.S. trade controls, including antiboycott regulations, the Foreign Corrupt Practices Act, export controls and economic sanctions, provided by Hydril’s outside counsel.
Compensation Committee Interlocks and Insider Participation
      None of Hydril’s executive officers has served as a member of a compensation committee or Board of Directors of any other entity which has an executive officer serving as a member of Hydril’s Board of Directors.
Compensation of Directors
      Directors who are employees of Hydril receive no additional compensation for serving on the Board of Directors. As Chairman of the Board, Richard Seaver is regarded as an employee of Hydril and was paid $154,167 by Hydril in 2005.
      In 2005, Hydril’s non-employee directors received an annual retainer of $33,000. Non-employee directors who serve as chairman of a Board committee receive an additional $15,000 annually for serving in that capacity. Non-employee directors also received a fee of $1,100 for attendance at each Board of Directors’ meeting and each committee meeting of which they are a member. All directors are reimbursed for transportation, lodging, meals and other out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, including for their spouse for one meeting each year, and for other expenses incurred in their capacity as directors.
      The Hydril Company 2000 Incentive Plan provides for an automatic annual nonqualified stock option award to each non-employee director for 3,000 shares of common stock. In 2005, the non-employee directors waived the automatic grant and, in lieu of the options, each non-employee director was awarded 2,000 deferred share units. The awards will vest and become payable in full on June 1, 2008. Upon vesting, the deferred share units are settled in cash at the then fair market value of the common stock on a one-for-one basis. As the deferred share units cannot result in the issuance of shares of Hydril common stock, they are not issued in connection with any Hydril incentive plan.

AUDIT COMMITTEE REPORT
      Management is responsible for Hydril’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Hydril’s consolidated financial statements in accordance with generally accepting auditing standards and issuing a report thereon. The responsibility of the Audit Committee of the Board of Directors is to review Hydril’s financial reporting process on behalf of the Board of Directors.
      The responsibilities of the Audit Committee members are not those of professional accountants and auditors, and the function of the Audit Committee is not intended to duplicate or certify the accounting and auditing activities of management and outside auditors, including information that management and the outside auditors develop and provide. The Audit Committee acts in a board-level oversight capacity in which it provides advice, counsel and direction to management and the outside auditors based on information it receives, discussions with management and the outside auditors and the individual experiences of members of the Audit Committee in business, financial and accounting matters. The Audit Committee specifically relies on the representations made to it by the outside auditors relative to their independence.
      The Audit Committee has reviewed and discussed Hydril’s audited consolidated financial statements as of and for the year ended December 31, 2005 with the management of Hydril. Management represented to the Audit Committee that Hydril’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee has discussed with Hydril’s independent auditors, Deloitte & Touche LLP, the matters required to be discussed pursuant to statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP its independence.
      Based on the review, discussions, written disclosures and letter described in the immediately preceding paragraph, the Audit Committee recommended to Hydril’s Board of Directors that the audited financial statements as of and for the year ended December 31, 2005 be included in Hydril’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Kenneth S. McCormick, Chairman
Jerry S. Cox
Gordon T. Hall
      Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into Hydril’s Annual Report on Form 10-K.

COMPENSATION OF EXECUTIVE OFFICERS
      Set forth in this section is information regarding the compensation of Hydril’s Chief Executive Officer and the other four most highly compensated executive officers of Hydril.
Summary Compensation Table
      The following table provides information about the compensation of Hydril’s Chief Executive Officer and its other executive officers for services rendered in all capacities in 2003, 2004 and 2005.
Summary Compensation Table

	Annual Compensation					Long-Term Compensation

					Other	Restricted	Shares
Name and					Annual	Stock	Underlying	All Other
Principal Position	Year	Salary		Bonus	Compensation	Awards(1)	Options(2)	Compensation(3)

Christopher T. Seaver	2005	$385,000		$430,238	—	$1,028,020	0	$78,393
President and Chief	2004	370,000		405,150	—	450,216	35,500	39,112
Executive Officer	2003	350,000		175,000	—	356,070	35,000	45,863

Charles E. Jones	2005	276,000		246,744	—	639,890	0	36,129
Executive Vice President	2004	265,000		230,550	—	236,652	22,300	16,765
and Chief Operating Officer	2003	239,583		120,000	—	237,033	10,000	15,526

Neil G. Russell(4)	2005	246,626		166,919	—	430,090	0	46,872
Senior Vice President —	2004	242,528	(5)	180,317	—	161,616	15,300	27,069
Premium Connections and	2003	242,000	(5)	100,000	—	153,384	15,300	16,086
Senior Vice President — Business Development

E. Charles Chauviere III(6)	2005	184,000		135,240	—	430,090	0	16,628
Vice President — Pressure Control	2004	175,000		123,375	—	161,616	15,300	12,259
	2003	149,134		60,000	—	71,214	7,580	9,783

Chris D. North(7)	2005	184,000		135,240	—	430,090	0	20,257
Chief Financial Officer and Secretary	2004	140,691		112,369	—	176,780	15,300	11,873

(1)	In 2003, 2004 and 2005, all grantees, except for Charles Jones with respect to 2003, received awards of time-vesting restricted stock units (“restricted stock units”) which automatically convert into common stock on a one-to-one basis upon vesting as described below. Charles Jones’ 2003 award provided for the actual issuance of restricted shares of common stock (“restricted stock shares”) initially and held subject to forfeiture in accordance with the vesting provisions as described below. In 2005, all grantees also received awards of performance restricted stock units (the “performance restricted stock units”). The vesting of the performance restricted stock units is dependent upon whether, and the extent to which, specified performance objectives relating to Return on Net Capital Employed (“ROCE”) are attained for the three-year period ending December 31, 2007. None of the performance restricted stock units will vest unless Hydril achieves a minimum ROCE specified by the Board for the three-year period and the ROCE achieved is equal to or greater than the average ROCE for a specified peer group of companies. If these two minimum thresholds are met, then 20% to 100% of the units will vest upon completion of the three-year period, depending on Hydril’s ROCE relative to that of the peer group for that period. The units will vest completely if the minimum thresholds are met and Hydril’s ROCE is in the top quartile of its peer group for the period. Performance restricted stock units settle automatically in shares of common stock on a one-for-one basis upon vesting. Under the award agreements, Hydril is required to withhold the number of shares upon the vesting of restricted stock units, performance restricted stock units or restricted stock shares, as the case may be, required to satisfy tax withholding obligations that arise upon such vesting.

Amounts set forth in the table above are the combined value of the restricted stock units, the restricted stock shares and the performance restricted stock units, as applicable, based on the closing price of Hydril’s common stock on the date of grant and assume the vesting of 100% of the performance restricted stock units, which will not occur unless all of the conditions described above are satisfied. The following table sets forth the number of restricted stock units, performance restricted stock units and restricted stock shares subject to grants in each of 2003, 2004 and 2005. The amounts shown for performance restricted stock units are 100% of the potential number of shares that may vest if all performance conditions are satisfied.

	2005		2004	2003

	Restricted	Performance	Restricted	Restricted
	Stock	Stock	Stock	Stock
	Units	Units	Units	Units/Shares

Christopher T. Seaver	13,000	6,600	15,600	13,000
Charles E. Jones	8,200	4,000	8,200	8,654
Neil G. Russell	5,400	2,800	5,600	5,600
E. Charles Chauviere III	5,400	2,800	5,600	2,600
Chris D. North	5,400	2,800	5,600	0

The restricted stock units vest, except with respect to those granted to Neil Russell in 2003, with respect to 60% of the aggregate number of shares subject to the award on the third anniversary of the date of grant and with respect to an additional 20% of the aggregate number of shares subject to the award on each of the fourth anniversary of the date of grant and the fifth anniversary of the date of grant. The restricted stock units granted to Neil Russell in 2003 vest in four equal annual installments on the anniversary of the date of grant.

If actual shares had been issued for all of the awards, the number and value (based on the closing stock price at December 30, 2005) of restricted stock units, performance restricted stock units and restricted stock shares held by the individuals named above as of December 31, 2005 would have been as follows: Christopher Seaver: 48,200 shares and $3,017,320; Charles Jones: 29,054 shares and $1,818,780; Neil Russell: 16,600 shares and $1,039,160; Charles Chauviere: 16,400 shares and $1,026,640; and Chris North: 13,800 shares and $863,880.

(2)	The options granted are for the purchase of the number of shares of common stock set forth above.

(3)	All Other Compensation in 2005 consists of the following amounts paid by Hydril:

			Contributions
			to Restoration
		Contributions	Plan and
	Contributions	to Retirement	Related
	to 401(k) Plan	Plan(a)	Amounts(b)

Christopher T. Seaver	$6,046	$12,600	$59,747
Charles E. Jones	4,263	7,350	24,516
Neil G. Russell	0	18,565	28,307
E. Charles Chauviere III	6,030	6,300	4,298
Chris D. North	6,150	9,800	4,307

(a)	Contributions are made by Hydril under its defined contribution retirement plans in the U.S. and U.K. The contributions in the U.S. are made under the retirement plan element of Hydril’s 401(k) plan, the Hydril Company Savings Plan. The retirement plan element was added in an amendment and restatement of the Savings Plan when Hydril’s defined benefit retirement plan, covering substantially all of its U.S. employees, was frozen. Contributions by Hydril to the defined contribution plan in the U.K. are made for Neil Russell only. The U.K. defined contribution plan was established when the U.K. defined benefit retirement plan was frozen. Neil Russell does not participate in the U.S. defined contribution plan.

(b)	Effective April 1, 2001, Hydril implemented the Hydril Company Restoration Plan, a nonqualified, deferred compensation arrangement for a select group of management or highly compensated employees. Under the terms of the plan, participants can defer up to 15% of their regular base pay and 100% of bonuses that would otherwise be paid in cash. Amounts so deferred are included in the amounts set forth in the Summary Compensation Table above under “Salary” and “Bonus,” as applicable. Hydril contributes amounts equal to those deferred by the employees to a rabbi trust. These amounts are invested, at the direction of the employee, in substantially the same investment alternatives as are available under the Hydril Company Savings Plan. The Hydril Company Restoration Plan allows participants to retain the benefits as to those deferred amounts to which they would have been entitled under the Hydril Company Savings Plan but for the federally mandated limits on these benefits or on the level of salary on which these benefits may be calculated. In order to restore such benefits, Hydril contributes additional amounts to the rabbi trust, which are included under “All Other Compensation.” These amounts are also invested, at the direction of the employee, in substantially the same investment alternatives as are available under the Hydril Company Savings Plan. In addition, in the case of Neil Russell, who ceased to participate in the Restoration Plan upon reassignment to the United Kingdom during 2004, the amounts included under “All Other Compensation” include amounts paid to him at a rate of $1,710 per month since his relocation pursuant to the terms of his employment agreement in lieu of participation in the Restoration Plan.

(4)	Since his relocation to the United Kingdom during 2004, Neil Russell’s bonus and salary have been denominated and paid in pound sterling and are reported here in U.S. dollars. Neil Russell’s salary was converted to U.S. dollars using the average conversion rate of pound sterling to the U.S. dollar in the month paid. Neil Russell’s bonus was converted to U.S. dollars using the average conversion rate of pound sterling to the U.S. dollar in February of the year paid.

(5)	The amounts include a foreign service premium of $22,000 in 2003 and $7,830 in 2004.

(6)	Charles Chauviere became an executive officer of Hydril on June 1, 2003. All compensation paid by Hydril to Charles Chauviere in all capacities during 2003 is reflected in the amounts set forth above.

(7)	Chris North was appointed Chief Financial Officer effective August 5, 2004. All compensation paid by Hydril to Chris North in all capacities during 2004 is reflected in the amounts set forth above.
Option Exercises During 2005 and Option Values at December 31, 2005
      The following table shows the shares acquired upon the exercise of options by the named executive officers during the year ended December 31, 2005 and the aggregate value realized. In addition, the number of shares of common stock represented by outstanding stock options held by each of the named executive officers as of December 31, 2005, is set forth, as well as the value of any “in-the-money” options. All options held by the named executive officers at December 31, 2005, as well as all options exercised by the named executive officers during 2005, were for the purchase of common stock.
Option Exercises in 2005 and
December 31, 2005 Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
	Shares		December 31, 2005		December 31, 2005(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher T. Seaver	120,880	$5,208,619	43,920	80,600	$2,749,392	$5,045,560
Charles E. Jones	2,000	59,170	20,860	34,640	1,305,836	2,168,464
Neil G. Russell	47,352	1,993,832	6,000	32,220	375,600	2,016,972
E. Charles Chauviere III	5,916	211,809	6,976	20,788	436,698	1,301,329
Chris D. North	4,500	196,658	11,020	19,180	689,852	1,200,668

(1)	The value of each unexercised in-the-money stock option is calculated as the difference between the closing price of the common stock on the last trading day of 2005 of $62.60 and the exercise price of the option.
Defined Benefit Pension Benefits
      The Hydril Company Retirement Plan, a defined benefit plan, was frozen effective December 31, 2001, in connection with Hydril’s amendment and restatement of the Hydril Company Savings Plan to provide for a defined contribution retirement plan. No additional benefits will accrue under the Hydril Company Retirement Plan. On a single life annuity basis, the monthly retirement benefits, net of the social security offset, for the named executive officers participating in the Hydril Company Retirement Plan will be: Christopher Seaver: $3,229; Charles Jones: $2,457; Charles Chauviere: $397; and Chris North, $2,467. Neil Russell participates instead in the Hydril U.K. Pension Plan. The Hydril U.K. Pension Plan was frozen effective July 31, 2003, in connection with the adoption of a defined contribution plan. No additional benefits will accrue under the Hydril U.K. Pension Plan. On a single life annuity basis, the monthly retirement benefits, which are not net of any social security offset, for Neil Russell will be £3,955 (approximately $6,900 as of February 28, 2006).
Change in Control Arrangements
      Hydril has entered into change in control agreements with each of Christopher Seaver, Charles Jones, Neil Russell, Charles Chauviere and Chris North. Any differences between the terms of Christopher Seaver’s change in control agreements and those of Messrs. Jones, Russell, Chauviere, and North are noted below.

These agreements originally provided for expiration on December 31, 2004, but were renewed through December 31, 2006. Under the agreements, if prior to such expiration of the agreement, the executive’s employment is terminated by Hydril without cause or by him for good reason after a change of control has occurred, he is entitled to:

•	payment of his full base salary through the date of termination at the rate in effect when notice of termination is given, plus all other amounts to which he is entitled under any compensation plan when such payments are due;

•	payment of a lump sum equal to the sum of 200% of his annual salary as in effect as of his termination date or immediately prior to the change in control, whichever is greater, plus 200% of his prior three years’ average annual bonuses; Christopher Seaver is entitled to payment of a lump sum equal to the sum of 290% of his annual salary in effect as of his termination date or immediately prior to the change in control, whichever is greater, plus 290% of his prior three years’ average annual bonuses;

•	payment of all legal fees and expenses incurred by him as a result of his termination, including fees and expenses incurred in contesting termination or in seeking to enforce any right or benefit provided by the agreement; and

•	provisions of life, disability, accident and group health insurance benefits, for two years after his termination, substantially similar to those that he was receiving immediately prior to his termination; Christopher Seaver is entitled to provisions of life, disability, accident and group health insurance benefits, for 35 months after his termination, substantially similar to those that he was receiving immediately prior to his termination.
      For two years after a termination of employment that entitles the executive to the above benefits, the terminated officer shall not, directly or indirectly, disclose to others or use any of Hydril’s confidential information nor solicit, recruit or hire any of its employees.
      The stock option agreements for all of the outstanding options awarded to employees under the Hydril Company 2000 Incentive Plan provide that all such options become fully exercisable upon a change in control, as defined in the agreements. The agreements for all of the restricted stock and restricted stock units awarded to employees under the Hydril Company 2000 Incentive Plan provide that all such awards vest fully upon a change of control, as defined in the agreements.
Employment Agreement
      In June 2004, Hydril entered into an employment agreement with Neil Russell in connection with his reassignment to the United Kingdom. The employment agreement provides that Neil Russell’s employment is at will and that the agreement shall not be construed as a contract of employment. The agreement sets forth the compensation he will receive to the extent he remains employed during the term of the agreement. Under the terms of the 2004 agreement, Neil Russell receives an initial base salary of approximately £130,000 per year (subject to annual increases in base salary as determined by Hydril management and the Compensation & Corporate Governance Committee), a monthly payment of $1,710 in lieu of participating in the Hydril Restoration Plan, a monthly vehicle allowance of £450 per month, and benefits under Hydril’s Management Incentive Plan at the target rate of 50% of his annual salary. Under the 2004 agreement, he also received tax preparation assistance for the year 2004 and compensation for his relocation expenses, including moving, storage, temporary housing and closing costs. This employment agreement replaced an agreement entered into in October 2002 under which he was entitled to receive a base salary of at least $17,083 per month, a foreign service premium equal to 10% of his base salary (part of which was used to pay amounts required under the U.K. Pension Plan and his United Kingdom social taxes), use of a company vehicle, tax preparation assistance for the years 2002 and 2003, benefits under Hydril’s U.S. benefits programs and the U.K. Pension Plan and other benefits related to foreign service. In accordance with the terms of that agreement, on January 31, 2004 the supplemental service awarded to Neil Russell under a prior amendment to the U.K. Pension Plan became immediately vested.

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides certain information with respect to all of Hydril’s equity compensation plans in effect as of December 31, 2005.

(c)
Number of shares of
	(a)		common stock
	Number of shares of common	(b)	remaining available for
	stock to be issued	Weighted average	future issuance under
	upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights(1)	warrants and rights(2)	reflected in column (a))(3)

Equity compensation plans approved by security holders(4)	905,397	$24.89	1,394,979
Equity compensation plans not approved by security holders	None	None	None
Total	905,397	$24.89	1,394,979

(1)	Includes 245,054 shares that may be issued pursuant to previously made restricted stock unit awards, subject to and upon vesting of the awards.

(2)	Excludes restricted stock unit awards.

(3)	The amount shown represents (i) 194,979 shares of common stock available for grant pursuant to awards of stock, as well as stock options or stock appreciation rights, under the Hydril Company 2000 Incentive Plan and (ii) 1,200,000 shares of common stock available for use under the Hydril Company 2005 Incentive Plan. With respect to the Hydril Company 2005 Incentive Plan, no more than 1,200,000 shares of common stock are available for options, and no more than 550,000 shares of common stock are available for awards other than options or stock appreciation rights. The amount shown excludes shares under the Hydril Company Employee Stock Purchase Plan which was terminated on January 1, 2006.

(4)	The shares of common stock set forth above relate to the Hydril Company 2000 Incentive Plan and the Hydril Company 2005 Incentive Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Registration Rights Agreement
      Hydril entered into a registration rights agreement in connection with its public offering in September 2000 with, among others, The Seaver Institute, the Trust under Paragraph VIII of the Will of Frank R. Seaver, Deceased, the Blanche Ebert Seaver Endowment for Frank R. Seaver College and the Richard C. Seaver Living Trust. The last day on which registration rights may be exercised under the agreement is April 26, 2006.
      Demand Registrations. The stockholders party to the registration rights agreement can demand that Hydril file a registration statement for the purpose of selling their common stock in an underwritten offering. Hydril is not required to file more than one demand registration statement in any 12 month period or file more than three demand registration statements in total prior to the termination of the agreement (one of which occurred in 2001). Hydril is not required to file a demand registration statement unless the shares to be registered have a value of at least $50 million.
      Shelf Registrations. Each stockholder party to the registration rights agreement can request the registration of their shares for the nonunderwritten offering and sale on a delayed or continuous basis on two occasions. Hydril is not required to file a shelf registration statement unless the shares to be registered have a value of at least $15 million. Hydril is not required to effect a shelf registration within 90 days of the effective date of a piggyback or demand registration statement filed under the registration rights agreement and is not required to keep a shelf registration statement effective for more than 90 days. The shelf registration rights are available only if Hydril is eligible to use a Form S-3 registration statement.

      Piggyback Registrations. The stockholders party to the registration rights agreement also have piggyback registration rights if Hydril proposes to file a registration statement with respect to an underwritten offering of common stock for cash for its own account. This means that, upon the request of these stockholders, Hydril must register their shares under its registration statement.
      General. The registration rights agreement provides that, in the case of demand and piggyback registrations, the number of shares of common stock that must be registered on behalf of stockholders is subject to limitation if the managing underwriter determines that market conditions require such a limitation. In the case of each of the demand and shelf registration provisions, Hydril may delay the filing or effectiveness of the registration statement one time in any twelve-month period for 90 days if in the good faith judgment of the Board of Directors such filing or effectiveness would be detrimental to Hydril and its stockholders. If Hydril has fixed plans to file a registration statement within 90 days of a request for demand or shelf registration, Hydril may delay initiating such demand or shelf registration until 90 days after the effectiveness of its planned registration statement. In the case of shares registered under a shelf registration statement, if Hydril determines that the distribution of such shares would interfere with any pending financing, acquisition, corporate reorganization or any other corporate development involving Hydril or its subsidiaries or would require premature disclosure of such transaction, Hydril may require the suspension of sales of such shares under the registration statement for a reasonable period of time not to exceed 60 days. The stockholders party to the registration rights agreement may not demand the registration of more than 50% of their shares under a demand or shelf registration statement prior to the first anniversary of the expiration of the 210 day lock-up.
      The registration rights agreement sets forth customary registration procedures. Under the registration rights agreement, Hydril is required to pay all expenses incident to its performance or compliance with the registration rights agreement, including all registration, listing and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and expenses of its counsel and public accountants, fees and disbursements of one counsel for the selling holders, but excluding underwriting commissions and discounts with respect to shares of common stock sold by stockholders. The registration rights agreement contains customary indemnification and contribution provisions by Hydril for the benefit of the selling stockholders and any underwriters. Each selling stockholder has agreed to indemnify Hydril and any underwriter solely with respect to information provided by the stockholder, with such indemnification being limited to the net proceeds from the offering received by the stockholder.
Other
      Hydril is responsible for the rent under a sublease of office space for use by the Chairman of the Board. The sublease is between the Chairman of the Board, whose obligations Hydril has guaranteed, and R. Carlton Seaver, the son of the Chairman of the Board and the brother of Christopher Seaver and Patrick Seaver. In addition to the office space, the sublease includes secretarial and paralegal services, postage and photocopying, internet access, phone service and other administrative services at no additional cost. The sublease requires rental payments which increase annually, generally ranging from $5,000 to $5,500 monthly during the period from 2005 to 2007. For 2005, the total rent was $63,000. The Company believes that the terms of the sublease are at least as favorable to the Chairman of the Board as could be obtained from unaffiliated third-parties in arm’s length negotiations. The sublease terminates on January 31, 2007.
COMPENSATION & CORPORATE GOVERNANCE COMMITTEE REPORT
      Compensation Philosophy. Hydril’s executive compensation program is designed to attract, motivate and retain the executive talent that Hydril needs in order to maximize its return to stockholders. To this end, Hydril’s executive compensation program provides appropriate compensation levels and incentive pay that varies based on corporate, business segment and individual performance.
      Base salary, annual incentives (in the form of cash bonuses), and long-term equity-based incentives, are the primary elements of compensation provided to Hydril’s executives. Variable performance-based incentive pay is emphasized because the primary compensation program objective is to reward executives for maximizing long-term returns to stockholders.

      For 2005, the Compensation & Corporate Governance Committee (the “Committee”) determined the salaries and bonuses of the Chief Executive Officer and all other executive officers. Grants of awards under Hydril’s incentive plans, other than awards to non-employee directors, are also made by the Committee.
      Base Salary. Base salaries of executive officers are designed to generally be competitive with executive salary levels at comparable organizations. Comparable salary information and information provided by third party experts are factors considered in determining the base pay for Hydril’s executive officers. Base salary levels are also based on each individual executive’s performance over time, experience, potential future contribution, role and responsibilities. Consequently, executives with higher levels of sustained performance over time and/or executives assuming greater responsibilities are paid correspondingly higher salaries. Individual performance assessment is subjective and no specific performance formula or weighting of these or other factors is used in determining base salary levels.
      Base salaries of executive officers for 2005, including that of the CEO, were reviewed by the Committee in March of 2005. The Committee considered the recommendations of the CEO, individual factors referenced above and comparable industry data provided by a third party executive compensation consultant. On the basis of its review, the Committee increased base salaries of executive officers on average 4.5% made effective on January 1, 2005. Executive salaries will be reviewed periodically by the Committee based on a variety of factors, including individual performance and general levels of market salary increases.
      Christopher Seaver’s base salary as CEO of Hydril was increased from $370,000 for 2004 to $385,000 for 2005 based on the considerations discussed above. Mr. Seaver’s base salary for 2005 was reviewed in March 2005 by the Committee and an increase effective January 1, 2005 was approved.
      Annual Cash Incentive Compensation. Annual incentive compensation takes the form of bonuses paid in cash. Bonus opportunities are expressed as a percent of base salary and are designed to generally be competitive with executive bonus levels at comparable companies. The amount that an executive may earn is directly dependent on the individual’s position, responsibility and ability to impact Hydril’s financial success. For the CFO and COO, bonus amounts for 2005 were determined by the level of achievement in two areas: (a) Hydril’s consolidated operating income, (b) individual strategic objectives. In the case of the two vice presidents of our business segments, bonus amounts were determined by the level of achievement in those two areas and in addition by the operating income of the officer’s business segment. For 2005, bonuses for executive officers other than the CEO could generally range from 0% to 90% of base salary depending upon the level of achievement in relation to a range of targets in each of the relevant areas. If the primary target objective was attained in each of the three areas, the bonus payable would be equal to 60% of base salary for the Chief Operating Officer and 50% of base salary for the three other executive officers. For 2005, Hydril’s consolidated operating income and the operating income for each of the business segments exceeded the respective primary targets. In addition, the individual strategic objective targets for 2005 were attained or exceeded by each executive officer. As a result of the level of achievement in these three areas, executives, other than the CEO, received bonuses ranging from 70.5% to 89.4% of their 2005 base salaries.
      For 2005, the CEO’s bonus was determined by the level of achievement in two areas: (a) Hydril’s consolidated net income (weighted 80%), and (b) attainment of strategic objectives by Hydril which were established by the Committee (weighted 20%). If target objectives were attained in both areas, the bonus payable would be equal to 75% of base salary. For achievement in excess of target, the bonus payable could range up to 112.5% of base salary depending upon the level of achievement in excess of the target in the two areas. For 2005, Hydril’s consolidated net income exceeded the primary target and as a result of this achievement and the level of achievement of strategic objectives, Mr. Seaver received a bonus of 111.8% of base salary for 2005.
      Long-term Equity-based Compensation. Prior to Hydril’s initial public offering, stockholders approved the Hydril Company 2000 Incentive Plan. In May 2005, stockholders approved the Hydril 2005 Incentive Plan. Restricted stock unit awards granted under the incentive plans are the primary long-term incentive awards used by Hydril. The purposes of the incentive plans are to advance Hydril’s interests and the interests of its stockholders by providing a means to attract, retain, and reward eligible employees and directors. In addition, the plan enables eligible employees and directors to acquire or increase a proprietary interest in

Hydril, thereby promoting a closer identity of interests between such persons and Hydril’s stockholders. Relevant factors in the determination of grants of restricted units include data regarding similar grants at comparable companies and recommendations of the compensation consultant, CEO and his management team. The restricted stock unit awards are designed to encourage executive officers to retain an ownership interest in the Company, to align their interests with those of stockholders and to reward increases in the Company’s share price over time.
      In June 2005, Hydril granted 13,000 restricted stock units to the CEO and an aggregate of 24,400 restricted stock units to the other executive officers which vest over five years. In addition the CEO was granted 6,600 performance restricted stock units and the other executive officers were granted an aggregate of 12,400 performance restricted stock units. The vesting of these performance restricted stock units is dependent upon whether, and the extent to which, specified performance objectives relating to Return on Net Capital Employed (“ROCE”) are attained for the three-year period ending December 31, 2007. None of the performance restricted stock units will vest unless Hydril achieves a minimum ROCE specified by the Committee for the three-year period and the ROCE achieved is equal to or greater than the average ROCE for a specified peer group of companies. If these two minimum thresholds are met, then 20% to 100% of the units will vest upon completion of the three-year period, depending on Hydril’s ROCE relative to that of the peer group for that period. The units will vest completely if the minimum thresholds are met and Hydril’s ROCE is in the top quartile of its peer group for the period. The numbers of restricted units and performance restricted stock units granted to executive officers were determined based on the executive’s performance over time, experience, role and responsibilities.
      Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company’s chief executive officer and each of its other four most highly compensated executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The restricted stock units and performance restricted stock units granted in 2005 under Company’s 2000 Incentive Plan do not meet the requirements for exemption under Section 162(m). In the future, while the tax impact of compensation arrangements is one factor the Committee will consider, that impact must be evaluated in light of Hydril’s overall compensation philosophy and objectives. Accordingly, the Committee will seek to qualify compensation for deductibility in instances where it believes that to be in the best interests of the Company but retains the discretion to authorize the payment of nondeductible amounts. In particular, restricted stock units that vest solely on the basis of the passage of time are not considered performance-based compensation under Section 162(m), so compensation realized upon the vesting of restricted units awarded to executive officers to the extent the $1 million limitation is exceeded will not be deductible by Hydril.
      This report is furnished by the Compensation & Corporate Governance Committee of the Board of Directors.

T. Don Stacy (Chairman)
Lew O. Ward
Roger Goodan

STOCK PERFORMANCE GRAPH
      The following performance graph compares the cumulative stockholder return on the common stock to the cumulative total return of the Philadelphia Oil Service Sector Index (“OSX”) and the Standard & Poor’s 500 Stock Index (“S&P 500”). The graph assumes that the value of the investment in the common stock and each index was $100.00 at December 31, 2000, the initial point of the graph, and that all dividends were reinvested. The reported closing prices for December 31, 2000 and the last trading day of each subsequent calendar quarter are utilized for purposes of determining the cumulative total returns.
      The reported closing price per share of Hydril’s common stock on December 30, 2005 (the last trading day of the year 2005), was $62.60, which represented an increase of 256.5% over $17.56, the reported closing price per share on December 29, 2000 (the last trading day of the year 2000).
Cumulative Total Returns

December 31, 2000 to December 31, 2005
Assumes Initial Investment of $100
      The graph above uses indexed amounts for purposes of comparability. The table below sets forth the actual Hydril common stock closing price and OSX and S&P 500 values as of the last trading day of each calendar quarter that were used to derive the indexed amounts for the graph.

	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03

Hydril	$17.56	$22.88	$22.77	$13.93	$17.63	$24.37	$26.80	$24.88	$23.57	$25.04	$26.71

OSX	124.78	114.65	99.44	65.42	87.14	102.41	91.65	76.32	86.70	86.12	92.63

S&P 500	1,320.28	1,160.33	1,224.42	1,040.94	1,148.08	1,147.39	989.81	815.28	879.82	863.50	976.22

	9/03	12/03	3/04	6/04	9/04	12/04	3/05	6/05	9/05	12/05

Hydril	$20.43	$24.01	$26.20	$31.50	$42.95	$45.51	$58.41	$54.35	$68.64	$62.60

OSX	87.67	93.95	103.51	107.54	120.79	123.94	139.31	146.15	175.93	182.14

S&P 500	995.97	1,111.92	1,126.21	1,140.84	1,114.58	1,211.92	1,180.59	1,191.33	1,228.81	1,248.29

Source: nasdaq-online.com
      Pursuant to SEC Rules, the foregoing Compensation & Corporate Governance Committee Report and Stock Performance Graph are not deemed “filed” with the SEC and are not incorporated by reference into Hydril’s Annual Report on Form 10-K.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)
      The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of Deloitte & Touche LLP as independent registered public accounting firm to conduct an audit of Hydril’s financial statements for the year 2006 and to render other services as required of them. This firm or one of its predecessors has acted as independent public accountants to Hydril for over 25 years. Representatives of Deloitte & Touche LLP will attend the annual meeting, will be available to respond to questions by stockholders and will have an opportunity to make a statement regarding Hydril’s financial statements if they desire to do so.
      In accordance with Hydril’s By-laws, approval of the appointment of the independent registered public accounting firm will require the affirmative vote of holders of the majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
      The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as Hydril’s independent registered public accounting firm for the year ending December 31, 2006. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Deloitte & Touche LLP
      For the years ended December 31, 2005 and 2004, Deloitte & Touche LLP billed Hydril as set forth in the table below.

	Audit	Audit-Related	Tax
Year	Fees(1)	Fees(2)	Fees(3)

2005	$1,112,195	$38,038	$112,542
2004	1,212,275	47,780	117,069

(1)	The amounts include fees incurred for the review and testing of internal controls over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	The amounts represent fees for employee benefit plan audits, accounting research and consultation.

(3)	The amounts represent fees for tax compliance and consulting, the majority of which were for tax compliance.
Audit Committee Preapproval
      The Audit Committee preapproves all audit and permissible non-audit services provided by Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the preapproval of services provided by independent auditors. Under the policy, preapproval is generally provided on an annual basis and preapproval is detailed as to the particular service or category of services and each service is generally subject to a specific dollar limit based on the budgeted amounts. Further Audit Committee approval is required if a service was not covered by the preapproval or was covered, but would cause the applicable dollar limit to be exceeded. The Audit Committee may also preapprove particular services on a case-by-case basis. The Audit Committee’s policy provides that the Chairman of the Committee may preapprove services up to $10,000 each in the event approval is needed of a service which is not covered by the existing preapprovals and the engagement must be approved before the next scheduled Audit Committee meeting. The Chairman must report any such preapprovals to the Audit Committee at the next committee meeting.

ADDITIONAL INFORMATION

Inclusion of Stockholder Proposals in Company Proxy Materials for the 2007 Annual Meeting
      In order to be included in Hydril’s proxy materials for the 2007 annual meeting, Hydril must receive eligible proposals of stockholders intended to be presented at the annual meeting on or before December 4, 2006, directed to the Secretary of Hydril at the address indicated on the first page of this proxy statement. Stockholder proposals must be otherwise eligible for inclusion.
Advance Notice Required for Stockholder Nominations and Proposals
      Hydril’s By-laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. In order to be presented at the 2007 annual meeting, the By-laws require that written notice of director nominations by stockholders and any other proposal to be brought before the meeting by a stockholder be received by Hydril’s Secretary at its principal executive offices not less than 120 days prior to the scheduled annual meeting date, regardless of any postponements, deferrals or adjournments of such annual meeting to a later date; provided, however, that if the scheduled annual meeting date differs from the annual meeting date of the 2006 annual meeting of stockholders of Hydril by greater than 10 days, and if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, notice by such stockholder, to be timely, must be received not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders of Hydril or the day on which such public disclosure was made.
      In the case of nominations of director candidates, the written notice must set forth, for each person whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the number of shares of each class or series of capital stock of Hydril beneficially owned by such person on the date of such notice and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors of Hydril, or that is otherwise required pursuant to Regulation 14A under the Securities Exchange Act (including, without limitation, the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as a director of Hydril if elected). In the case of proposals other than director nominations, the By-laws require that any such stockholder’s notice to the Secretary of Hydril shall set forth as to each matter such stockholder proposes to bring before the annual meeting (1) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (2) any material interest of such stockholder in such proposal. In the case of either a director nomination or a proposal, the notice must also include (i) the name and address, as they appear on Hydril’s books, of the stockholder giving the notice and any other stockholders of Hydril known by such stockholder to be in favor of such person being nominated or such proposal, as applicable, and (ii) the number of shares of each class or series of capital stock of Hydril beneficially owned by the stockholder giving the notice. A person shall be the “beneficial owner” of any shares of any class or series of capital stock of Hydril of which such person would be the beneficial owner pursuant to the terms of Rule 13d-3 of the Exchange Act as in effect on June 20, 2000.
      A copy of Hydril’s By-laws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from Hydril’s Secretary at the address indicated on the first page of this proxy statement. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require Hydril to include the proposed nominee or proposal in Hydril’s proxy solicitation material.

      In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2006 annual meeting, notice must have been received by the Secretary of Hydril on or before January 16, 2006. Hydril received no such notice, and no stockholder director nominations or proposals will be presented at the annual meeting.
Annual Report on Form 10-K
      Hydril will provide to each stockholder, without charge and upon written request, a copy of its Annual Report on Form 10-K for the year ended December 31, 2005, including the financial statements, schedules and a list of exhibits. Any such written requests should be directed to Hydril Shareholder Relations at the address indicated on the first page of this proxy statement.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
Item 1. Election of Directors:

	FOR all nominees (except as indicated to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees
Nominees: 01 Jerry S. Cox 02 Roger Goodan 03 Patrick T. Seaver	☐	☐
Authority withheld to vote for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
Item 2.	Ratification
	of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	WILL ATTEND ☐

Signature ______________________ Signature ______________________ Date ________________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Ù FOLD AND DETACH HERE Ù

Mark, sign and date your proxy
card and return it in the enclosed
postage-paid envelope.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HYDRIL COMPANY
     The undersigned hereby appoints Chris D. North and Andrew W. Ricks, and each of them, with power to act without the others, and with power of substitution, as proxies and attorneys-in-fact of the undersigned and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hydril Company Common Stock and Hydril Company Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 16, 2006 or any adjournment thereof, on the matters set forth on the reverse side and in their discretion, to vote upon such other business as may properly come before such Meeting, with all powers which the undersigned would possess if present at such Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.
Item 1. Election of Directors:

	FOR all nominees (except as indicated to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees
Nominees:

01 Jerry S. Cox 02 Roger Goodan 03 Patrick T. Seaver	☐	☐

Authority withheld to vote for the nominees you list below: (Write that nominee’s name in the space provided below.)

Item 2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		FOR	AGAINST	ABSTAIN
		☐	☐	☐

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐

Signature ______________________________________ Signature ______________________________________ Date ___________________________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Ù FOLD AND DETACH HERE Ù

Holders of Common Stock may
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

                Internet
http://www.proxyvoting.com/hydl
Use the internet to vote your
proxy. Have your proxy card in
hand when you access the web
site.

OR
Telephone
1-866-540-5760
               Use any touch-tone
               telephone to vote
               your proxy. Have
               your proxy card in
               hand when you call.

OR
Mail
Mark, sign and date
your proxy card and
return it in the
enclosed postage-
paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HYDRIL COMPANY
     The undersigned hereby appoints Chris D. North and Andrew W. Ricks, and each of them, with power to act without the others, and with power of substitution, as proxies and attorneys-in-fact of the undersigned and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hydril Company Common Stock and Hydril Company Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 16, 2006 or any adjournment thereof, on the matters set forth on the reverse side and in their discretion, to vote upon such other business as may properly come before such Meeting, with all powers which the undersigned would possess if present at such Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù